EXHIBIT 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement ("Amendment") dated as of August 16, 2010, is made by and between j2 Global Communications, Inc., a Delaware corporation ("Borrower"), and Union Bank, N.A., a national banking association ("Bank").

RECITALS

This Amendment is made with reference to the following facts:

A.           Borrower and Bank have entered into that certain Credit Agreement dated as of January 5, 2009 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement.

B.           Subject to the terms and conditions set forth herein, Borrower and Bank have agreed to amend the Credit Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Bank agree as follows:

1.   AMENDMENTS OF CREDIT AGREEMENT

1.1   Section 1.1 (Definitions).

(a) The definition of "Revolving Credit Commitment Termination Date" is amended and restated to read as follows:

               "Revolving Credit Commitment Termination Date" shall mean August 16, 2013.

(b) Clause (h) of the definition of "Permitted Indebtedness" is amended and restated to read as follows:

(h)  Indebtedness from time to time outstanding under Borrower’s existing credit card purchase facility JPMorgan Chase Bank, N.A. or any amendment thereto, or replacement thereof in the aggregate principal amount outstanding not to exceed Five Million Dollars ($5,000,000).

1.2   Section 2.1 (Revolving Credit Commitment).  Section 2.1 of the Credit Agreement is amended and restated to read as follows:

2.1           Revolving Credit Commitment.  Subject to the terms and conditions of this Agreement, during the period from the effective date of this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Default or Event of Default then has occurred and is continuing, Bank will make loans (collectively, the "Revolving Loans" and individually, a "Revolving Loan") to Borrower as Borrower may request from time to time; provided, however, that the aggregate principal amount of all such Revolving Loans outstanding at any one time shall not exceed Forty Million Dollars ($40,000,000) or such lesser amount to which it may (in Borrower’s discretion) be hereafter reduced pursuant to Section 2.8 below (the "Revolving Credit Commitment").  Each Revolving Loan requested and made hereunder shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000) or in an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.  Within the limits of time and amount set forth in this Section 2.1, Borrower may borrow, repay and reborrow Revolving Loans under the Revolving Credit Commitment.  All Revolving Loans shall be requested before the Revolving Credit Commitment Termination Date, on which date all outstanding principal of and accrued but unpaid interest on the Revolving Loans shall be due and payable.  Borrower's obligation to repay the outstanding principal amount of all Revolving Loans, together with accrued but unpaid interest thereon, shall be evidenced by a promissory note issued by Borrower in favor of Bank (the "Revolving Note") on the standard form used by Bank to evidence its commercial loans.  Bank shall enter the amount of each Revolving Loan, and any payments thereof, in its books and records, and such entries shall be prima facie evidence of the principal amount outstanding under the Revolving Credit Commitment.  The failure of Bank to make any notation in its books and records shall not discharge Borrower from its obligation to repay in full with interest all amounts borrowed under the Revolving Credit Commitment.  The proceeds of the Revolving Loans shall be disbursed for the purposes set forth in Section 2.3(a) hereof pursuant to disbursement instructions provided to Bank on Bank’s standard form therefor.

1.3   Section 2.2 (Letter of Credit Sublimit).  Section 2.2 of the Credit Agreement is amended and restated to read as follows:

2.2           Letter of Credit Sublimit.  Subject to the terms and conditions of this Agreement, and as a sublimit of the Revolving Credit Commitment, during the period from the effective date of this Agreement to but excluding the Revolving Credit Commitment Termination Date, provided that no Default or Event of Default then has occurred and is continuing, Bank shall issue, for the account of Borrower, one or more irrevocable commercial or standby letters of credit (collectively, the "Letters of Credit," and individually, a "Letter of Credit") upon Borrower’s request.  The parties specifically agree that the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate amount of unpaid reimbursement obligations under drawn Letters of Credit shall not exceed Ten Million Dollars ($10,000,000) at any one time (the

"Letter of Credit Sublimit") and shall reduce, Dollar for Dollar, the amount available to be borrowed under the Revolving Credit Commitment.  In the case of any commercial Letter of Credit, such commercial Letter of Credit shall provide for transport documents to be presented in a full set to Bank (and, in case of airway bills, consigned to Bank) and/or at Bank's option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any party other than Bank and calling for drafts at sight covering the importation or purchase of goods in the normal course of Borrower’s business.  In the case of any standby Letter of Credit, such standby Letter of Credit shall be issued for the purpose of supporting Borrower’s worker’s compensation or other insurance obligations or for any other purpose acceptable to Bank.  Each Letter of Credit shall be drawn on such terms and conditions as may be acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form Letter of Credit Agreement in connection therewith.  No commercial Letter of Credit shall have an expiration date more than one hundred eighty (180) days from its date of issuance or shall expire after the Revolving Credit Commitment Termination Date.  No standby Letter of Credit shall have an expiration date more than one (1) year from its date of issuance or shall expire after the Revolving Commitment Termination Date.

1.4   Section 2.7 (Fees).  Section 2.7(a) of the Credit Agreement is amended and restated to read as follows:

2.7           Fees.

(a)           On the first day of each calendar quarter from and after the date hereof and on the date of termination of the Revolving Credit Commitment and this Agreement, Borrower shall pay to Bank an unused line fee in an amount equal to one quarter of one percent (0.25%) per annum times the result of (i) the amount of the Revolving Credit Commitment less (ii) the average daily balance of outstanding Revolving Loans plus Letter of Credit Usage during the immediately preceding quarter (or portion thereof).

1.5   Section 2.8 (Reduction of Revolving Credit Commitment).  Section 2.8 of the Credit Agreement is amended and restated to read as follows:

2.8           Reduction of Revolving Credit Commitment.  Borrower may, from time to time, on not less than three (3) Business Days advance notice to Bank, voluntarily reduce the Revolving Credit Commitment, provided that: (i) each such reduction shall be in amount of One Million Dollars ($1,000,000) or a larger multiple of Five Hundred Thousand Dollars ($500,000), and (ii) the Revolving Credit Commitment, as so reduced, shall not be less than the aggregate amount of the Revolving Loans and Letter of Credit Usage at the time outstanding.

1.6   Section 6.11 (EBITDA).  Section 6.11 of the Credit Agreement is amended and restated to read as follows:

6.11           EBITDA.  Borrower shall not permit EBITDA, calculated as of the end of each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2010, to be less than (a) Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) or (b) in the event the aggregate consideration for Permitted Acquisitions and Strategic Advances (as set forth in greater detail in the definitions of "Permitted Acquisition" and "Strategic Advance") exceeds Fifty Million Dollars ($50,000,000) during any fiscal year, Twenty-Five Million Dollars ($25,000,000).

1.7   Exhibit A (Listing of Subsidiaries, Significant Domestic Subsidiaries, Significant Foreign Subsidiaries).  Exhibit A to the Credit Agreement is amended and restated as set forth on Exhibit A attached hereto.

2.   CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

2.1   Documentation.  Borrower shall have delivered or caused to be delivered to Bank, at Borrower's sole cost and expense, the following, each of which shall be in form and substance satisfactory to Bank:

(a) This Amendment duly executed by Borrower;

(b) Consent to this Amendment of all Guarantors and all parties providing pledged collateral for any of the Obligations pursuant to any Loan Document in the form of Annex 1 hereto;

(c) An Amended and Restated Revolving Note in the principal amount of $40,000,000 duly executed by Borrower; and

(d) Such additional agreements, certificates, reports, approvals, instruments, documents, consents and/or reaffirmations as Bank may reasonably request.

2.2   Amendment Fee.  Borrower shall have paid to Bank an amendment fee of $25,000.

2.3   No Default.  No Default or Event of Default shall have occurred and be continuing.

2.4   No Material Adverse Change.  No material adverse change shall have occurred in the business, property, operations, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries since December 31, 2009.  No litigation shall be pending that could reasonably be expected to result in such a material adverse change.

3.   REPRESENTATIONS AND WARRANTIES.  Borrower hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date.  Borrower hereby represents and warrants to Bank that (a) the execution, delivery and performance of this Amendment has been duly authorized by its board of directors (or equivalent governing body), (b) no consents are necessary from any third person for the execution, delivery or performance of this Amendment which have not already been obtained and a copy thereof delivered to Bank, and (c) this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability thereof against it may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally or by equitable principles of general application (whether considered in an action at law or in equity).

4.   MISCELLANEOUS

4.1   Recitals Incorporated.  The Recitals set forth above are incorporated into and are made a part of this Amendment.

4.2   Costs and Expenses.  In addition to the Obligations of Borrower under the Credit Agreement, Borrower agrees to pay all costs and expenses (including without limitation reasonable attorneys' fees) expended or incurred by Bank in connection with the negotiation, documentation and preparation of this Amendment and any other documents executed in connection herewith, and in carrying out the terms of this Amendment, whether incurred before or after the effective date hereof.

4.3   Integration; Interpretation.  The Loan Documents, including this Amendment and the documents, instruments and agreements executed in connection herewith, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations, discussions and correspondence.

4.4   Counterpart Execution.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

4.5   Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

4.6   Non-Impairment of Loan Documents.  On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Credit Agreement.  Except as expressly provided in this Amendment or in any other document, instrument or agreement executed in connection herewith, all provisions of the Loan Documents remain in full force and effect, and Bank shall continue to have all of its rights and remedies under the Loan Documents.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

j2 GLOBAL COMMUNICATIONS, INC.	UNION BANK, N.A.
By: /s/ Kathy Griggs Kathleen Griggs Chief Financial Officer	By: /s/ Peter Thompson Peter Thompson Vice President